Exhibit 99.1

Dell to Acquire Leading SaaS E-Mail Continuity, Compliance and Archiving Company MessageOne

  Critical Building Block to Dell’s Growing Portfolio of Enterprise-Class Configurable SaaS Services
  Simplifies and Helps Ensure Continuity for Most Widely Used Application – E-Mail

ROUND ROCK, Texas--(BUSINESS WIRE)--Dell has signed a definitive agreement to acquire MessageOne, Inc., an industry leader in Software-as-a-Service (SaaS) enabled enterprise-class e-mail business continuity, compliance, archiving and disaster recovery services. The acquisition, for approximately $155 million in cash, has been approved by the board of directors of each company and is subject to regulatory approvals and customary closing conditions.

MessageOne’s suite of services helps eliminate the downtime and complexity associated with managing, archiving, e-discovery, and long-term storage of e-mail.

“This is a valuable acquisition for Dell. MessageOne’s offerings add key capabilities to our growing SaaS-enabled services portfolio for the most critical application to businesses of any size – e-mail,” said Steve Schuckenbrock, president, Dell Global Services, and chief information officer. “MessageOne’s services not only meet the needs of large companies – with an impressive roster of existing Fortune-500 customers and marquee partners as proof points – but can also scale down cost effectively to meet the needs of small and medium business customers.”

A leader in the industry, MessageOne brings to Dell world-class technology and talent that will broaden Dell’s configurable services offerings. The company plans to make MessageOne offerings available after close to both direct customers and channel partners.

Dell’s services strategy is focused on providing customers and partners a configurable SaaS suite of mission-critical capabilities that span primary business functions such as e-mail. MessageOne’s e-mail business continuity and compliance offerings complement recent Dell SaaS acquisitions and expand on the company’s ProSupport offerings of configurable services announced last week.

Acquisition Background

The acquisition of MessageOne is valuable addition to Dell’s SaaS suite, and in line with its business strategy.

The Dell Board of Directors took a number of additional steps as part of the acquisition process because the transaction involves related parties. As outlined in Dell’s current report on Form 8-K filed with the Securities and Exchange Commission that will be available at www.dell.com/investors, MessageOne was co-founded by Adam Dell, Michael Dell’s brother, and is owned in part by two investment funds, Impact Venture Partners and Impact Entrepreneurs Fund, managed by Adam Dell. Michael Dell, Susan Dell, a trust for the Dell’s minor children, and Mr. Dell’s parents are also investors in the Impact funds. Adam Dell also serves as MessageOne’s non-executive chairman of the board.

“We recognized as we began considering a potential acquisition of MessageOne that related-party interests existed and that this required a series of measures designed to ensure that the transaction was considered, analyzed, negotiated and approved objectively and independently,” said Don Carty, Dell CFO and vice chairman. “The process that our Board of Directors put in place provided the high degree of independence and diligence required in this circumstance,” said Mr. Carty.

To ensure objectivity and transparency:

  Michael Dell was excluded from negotiating acquisition terms and from all aspects of the decision-making process.
  The independent members of Dell’s board of directors (excluding Michael Dell and Don Carty) explored and analyzed in detail the process by which management identified, proposed, analyzed and negotiated the acquisition to ensure that management was acting independently and in the best interests of Dell Inc. and its shareholders.
  The Dell board received an opinion from Morgan Stanley & Co. Incorporated to the effect that, as of Feb. 11, 2008 and based upon and subject to the matters stated in its opinion, the consideration to be paid by Dell pursuant to the merger agreement was fair, from a financial point of view, to Dell Inc.

Following this process and after consideration of the relationships and the interests of Michael Dell, Adam Dell and members of the Dell family, the independent members of the Dell board concluded that the transaction was fair to, and in the best interests of, Dell Inc. and its shareholders and approved the transaction.

It is currently expected that, when the Impact funds distribute the acquisition consideration to their partners, Adam Dell will receive approximately $970,000; Michael Dell, Susan Dell and their children’s trust, collectively, will receive approximately $12 million; and Mr. Dell’s parents will receive approximately $450,000.

Michael and Susan Dell have indicated that the proceeds that they and their children’s trust receive from the acquisition will be donated to charity.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.

About MessageOne

Headquartered in Austin, Texas, MessageOne is the leading provider of managed services for e-mail management, archiving and business continuity. For enterprise e-mail and wireless messaging systems, the company’s Email Management Services (EMS™) provides comprehensive e-mail archiving, storage management and e-Discovery with the total continuity, recovery, and security protection only available from a managed service. In addition, MessageOne’s AlertFind™ provides guaranteed emergency notification and escalation to help companies protect their employees during any crisis or disaster. Millions of users around the world depend on MessageOne for its award-winning managed services.

Special Note:

Statements in this press release that relate to future results and events (including statements about the expected benefits of the MessageOne acquisition) are forward-looking statements based on our current expectations. Actual results and events in future periods may differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties, including: whether the MessageOne acquisition ultimately proves successful; general economic, business and industry conditions; our ability to maintain a cost advantage over our competitors; our ability to properly manage and balance various product distribution methods without harming our operating results; our ability to effectively manage product transitions; and any additional issues or matters that may arise from the ongoing SEC investigation. For a discussion of those and other factors affecting Dell’s business and prospects, see Dell’s periodic filings with the Securities and Exchange Commission at www.sec.gov or www.dell.com/investor.

CONTACT:
Dell Inc., Round Rock
Media Contacts:
Lynn Cranford, 512-723-2229
lynn_cranford@dell.com
or
David Frink, 512-728-2678
david_frink@dell.com
or
Investor Contacts:
Lynn Tyson, 512-723-1130
lynn_tyson@dell.com
or
Robert Williams, 512-728-7570
robert_williams@dell.com
or
MessageOne
Mike Rosenfelt, 512-658-7854
mike_rosenfelt@messageone.com